UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]      Preliminary Proxy Statement
[   ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[   ]      Soliciting Material Under Rule 14a-12

Investment Grade Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Investment Grade Municipal Income Fund Inc.
51 West 52nd Street
New York, New York 10019-6114

November 26, 2008

Dear Shareholder:

Your vote at this year’s meeting is particularly important to all shareholders of Investment Grade Municipal Income Fund Inc. (the “Fund”).

Dissident shareholders Karpus Investment Management and Walter S. Baer have submitted proposals to be considered at the Fund’s annual shareholder meeting on January 15, 2009. These proposals would (a) terminate the investment advisory agreement between the Fund and its investment advisor, UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), or (b) recommend that the Fund’s board of directors (“Board”) be prohibited from retaining UBS Global AM and certain other entities as investment manager for the Fund, respectively. Furthermore, a group of dissident shareholders affiliated with Western Investment LLC has announced its intention to solicit proxies for a separate slate of nominees to your Board. We strongly urge you to reject the dissident shareholder proposals and the dissident shareholder solicitation.

Your Fund’s Board strongly recommends that you vote AGAINST the dissident shareholder proposals, and that you reject the dissident shareholder solicitation. Please sign and date the enclosed WHITE proxy card and return it as soon as possible. Please do not sign any proxy card that may be sent to you by or on behalf of the dissident shareholders, even to vote against their proposals on their proxy card.

Your Fund’s Board believes it is in the best interests of the Fund to maintain the Fund’s investment advisory relationship with UBS Global AM. Fund shareholders benefit from the experience and resources of UBS Global AM. Terminating your Fund’s investment advisory agreement with UBS Global AM could leave the Fund orphaned without any advisor at all, making it difficult or impossible for the Fund to carry out any portfolio management, research or trading. The Fund’s investment program could be completely paralyzed if this happens.

Your Fund’s Board wants to retain UBS Global AM as the Fund’s advisor and opposes the shareholder proposals because it believes the Fund’s current advisory relationship provides you with real benefits. For example:

•	The Fund has been competitive relative to a peer group of funds. It has been ranked within the top half of its Lipper peer group over the one- and three- year trailing periods ended September 30, 2008 (based on both net asset value and market price; Source: Lipper Inc.).

•	UBS Global AM and the Board have taken a number of measures to make the Fund even more competitive, including expanding the Fund’s investment strategies to improve performance and reducing the advisory and administration fee through fee waivers. UBS Global AM has now proposed to reduce the contractual fee under the proposed advisory and administration contract, which you are being asked to approve at this meeting (Proposal 3).

•	UBS Global AM’s expertise and resources enable it to provide your Fund with first rate research, trading and investment management support. Kevin McIntyre, the Fund’s portfolio manager and Head of Municipal Trading at UBS Global AM since 2002, has more than 17 years of investment industry experience.

Your Fund’s Board believes that significant detrimental effects could result from terminating UBS Global AM as the Fund’s investment advisor. The shareholder proposals offer no alternative investment advisor for the Fund, and they ignore the expenses that the Fund and its shareholders could incur, and the time and complexity, including regulatory considerations, involved in replacing UBS Global AM.

In addition, your Fund’s Board believes that its nominees will better serve the long-term interests of the Fund and its shareholders. The Board believes that the agenda of the dissident shareholders is to install directors who will agitate for the Fund to take actions that will benefit short-term arbitrageurs, including the dissident shareholders, to the significant detriment of the Fund’s long-term shareholders. The nominees nominated by the Board have no such agenda and will continue to devote their attention to the long-term interests of the Fund and its shareholders.

For these reasons, we are asking you to vote FOR the Board’s proposals (Proposals 1, 2 and 3) and AGAINST the shareholder proposals (Proposals 4 and 5), and to reject the dissident shareholder solicitation. Regardless of the number of shares you own, your vote is very important. Please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope. Do not return proxy cards of any other color.

Please help us ensure that a quorum is present at the meeting by completing and returning the attached WHITE proxy card today.

If you have any questions, please call our proxy solicitor, Georgeson Inc., at (866) 295-4328.

We thank you for your continued support.

Sincerely,

The Directors of Investment Grade Municipal Income Fund, Inc.